UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
June 16, 2009

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

3450 East Miraloma Avenue		92806-2101
Anaheim, CA		(Zip Code)
(Address of principal executive offices)
(714) 414-4000
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 17, 2009, Pacific Sunwear of California, Inc. (the “Company”), announced that Gary H. Schoenfeld, age 46, will be appointed President and Chief Executive Officer of the Company effective June 29, 2009 to succeed Sally Frame Kasaks.
     Mr. Schoenfeld served from March 2006 until June 2008 as Vice Chairman and President and then Co-CEO of Global Brands Group, an independent brand management and licensing company. Before joining Global Brands Group, Mr. Schoenfeld was President and Chief Executive Officer of Vans, Inc. from September 1995 until its acquisition by VF Corporation in June 2004. Prior to joining Vans, Mr. Schoenfeld was a partner in the private equity firm of McCown De Leeuw & Co.
     Mr. Schoenfeld’s appointment concludes a search by the Company, with the help of Ms. Kasaks, the Company’s Chief Executive Officer and Chair of the Company’s Board of Directors (the “Board”), to identify a successor for Ms. Kasaks as Chief Executive Officer in light of her anticipated retirement on January 31, 2010. Ms. Kasaks has agreed to resign as Chief Executive Officer upon Mr. Schoenfeld’s commencement of employment with the Company. Ms. Kasaks will continue as a member of the Board. However, in connection with the Company’s desire to transition to an independent Chair of the Board, Ms. Kasaks has also agreed to resign as Chair of the Board effective June 29, 2009. Lead Director Peter Starrett will succeed Ms. Kasaks as Chair of the Board.
     Schoenfeld Employment Agreement
     In connection with his appointment as President and Chief Executive Officer, Mr. Schoenfeld and the Company entered into an Employment Agreement on June 16, 2009 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Employment Agreement provides for an initial three-year term ending June 29, 2012. The term will be automatically extended for an additional one-year period on that date (and each June 29 thereafter) unless either party gives advance written notice of its intent not to extend the term. The Employment Agreement also provides that the Company will nominate Mr. Schoenfeld to the Board at the Company’s next annual meeting of shareholders.
     Under the Employment Agreement, Mr. Schoenfeld will receive base salary at an annual rate of $1,050,000 and an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Mr. Schoenfeld’s target incentive bonus will be 100% of his base salary with a maximum incentive bonus of 200% of his base salary. However, Mr. Schoenfeld will not be eligible for an annual bonus for the Company’s fiscal year ending on or about January 31, 2010.
     The Compensation Committee of the Board will approve the following equity award grants to Mr. Schoenfeld at the first regular meeting of the committee that occurs after Mr. Schoenfeld commences employment:
•	An option to purchase 1,000,000 shares of the Company’s common stock. The option will have a per-share exercise price equal to the closing price of a share of the Company’s common stock on the grant date and a maximum term of seven years. The option is scheduled to vest, subject to Mr. Schoenfeld’s continued employment, in 25% installments on each of the first four anniversaries of the grant date.

•	An award of 25,000 restricted shares of the Company’s common stock. The restricted stock award will vest in full, subject to Mr. Schoenfeld’s continued employment, on the first anniversary of the grant date.
     In addition, at the first regular meeting of the Compensation Committee in January 2010, the Compensation Committee will approve the grant to Mr. Schoenfeld of an additional stock option. The additional option will cover 500,000 shares of the Company’s common stock and will have a per-share exercise price equal to the closing price of the Company’s common stock on the grant date in January 2010. The option will have a maximum term of seven years and will be scheduled to vest, subject to Mr. Schoenfeld’s continued employment, on the fourth anniversary of the date Mr. Schoenfeld’s employment commences.

     It is not anticipated that any additional equity awards will be granted to Mr. Schoenfeld prior to 2012.
     Mr. Schoenfeld will also be entitled to participate in the Company’s benefit plans on terms consistent with those applicable to the Company’s other executives or employees generally, except that Mr. Schoenfeld will not participate in any severance arrangements other than the Employment Agreement.
     Under the Employment Agreement, if Mr. Schoenfeld’s employment with the Company is terminated by the Company without “cause” or by Mr. Schoenfeld for “good reason” (as such terms are defined in the Employment Agreement), he will be entitled to the following severance benefits: (1) cash payment in installments of an amount equal to 12 months of his base salary plus one additional month (up to a maximum of 12 additional months) of base salary for each whole year of his service with the Company; (2) a lump sum cash payment equal to the expected cost of COBRA premiums to continue medical coverage for himself and his eligible dependents for 12 months following his termination; and (3) payment of his costs for outplacement services for 12 months following his termination up to a maximum of $20,000.
     In the event Mr. Schoenfeld’s employment with the Company is terminated by the Company without cause or by Mr. Schoenfeld for good reason within three months before or 12 months after certain changes in control of the Company, Mr. Schoenfeld will be entitled to receive, in lieu of the cash severance benefit described above, a lump sum cash payment equal to two times the sum of his annual rate of base salary plus his target annual bonus for the fiscal year in which the termination occurs (or, if there is no such target bonus in effect, his average annual bonus paid by the Company for the last three full fiscal years). He would also be entitled to receive payment for his COBRA premiums and outplacement benefits as described above.
     Mr. Schoenfeld’s right to receive the severance benefits described above is subject to his execution of a release of claims in favor of the Company upon the termination of his employment, as well as his compliance with certain protective covenants in the Employment Agreement, including confidentiality, non-solicitation and, while employed with the Company, non-competition covenants. Mr. Schoenfeld’s severance benefits are also subject to offset for any compensation Mr. Schoenfeld may receive if he obtains a new position during the severance pay period.
     Mr. Schoenfeld is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to Mr. Schoenfeld in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, Mr. Schoenfeld will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in his receiving the greater benefit on an after-tax basis.
     Kasaks Letter Agreement
     In connection with her resignation as Chief Executive Officer, Ms. Kasaks and the Company entered into a letter agreement on June 16, 2009, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference. Under the letter agreement, Ms. Kasaks will continue to be an employee of the Company and provide transition services until her retirement on January 31, 2010. During this transition period, she will continue to receive base salary at her current rate, participate in the Company’s employee benefit plans, and continue to vest in her equity awards granted by the Company.

Item 7.01	Regulation FD Disclosure.
     On June 17, 2009, the Company issued a press release announcing Mr. Schoenfeld’s appointment as President and Chief Executive Officer, Ms. Kasaks’s transition, and Mr. Starrett’s assumption of the role of Chair of the Board. The full text of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
10.1	Employment Agreement between Gary H. Schoenfeld and Pacific Sunwear of California, Inc.

10.2	Letter Agreement between Sally Frame Kasaks and Pacific Sunwear of California, Inc.

99.1	Press Release issued by the Company on June 17, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2009	Pacific Sunwear of California, Inc.

/s/ Thomas J. Leary

Thomas J. Leary
Senior Vice President, General Counsel and Human Resources

EXHIBIT INDEX
Exhibit No.	Description
10.1	Employment Agreement between Gary H. Schoenfeld and Pacific Sunwear of California, Inc.

10.2	Letter Agreement between Sally Frame Kasaks and Pacific Sunwear of California, Inc.

99.1	Press Release issued by the Company on June 17, 2009